Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE: DECEMBER 21, 2010

MESA LABS ACQUIRES THE BIOLOGICAL INDICATORS

BUSINESS OF APEX LABORATORIES, INC.

LAKEWOOD, CO  —  Mesa Laboratories, Inc.  (NASDAQ:MLAB), a Lakewood, Colorado based manufacturer of electronic instruments and disposables today announced the acquisition of the biological indicators business of Apex Laboratories, Inc., a North Carolina based company.  The acquisition of the Apex business is expected to be immediately accretive to Mesa’s earnings per share.

Apex Labs is the worldwide leader in sales of biological indicators (BI) for hydrogen peroxide vapor systems that operate at ambient pressures.  These processes are commonly used for decontamination of glove boxes, aseptic processing lines, and  entire rooms in the pharmaceutical, medical device, healthcare, and food industries. Biological indicators are used to ensure that the conditions in enclosures are appropriate to achieve the proper level of decontamination.  Apex pioneered this market in the mid-1990’s with the introduction of a BI using a small stainless steel disk as the bacterial spore carrier.  As the market grew, the Apex disk became the standard in the industry for quality control applications.

Mesa Labs was founded in 1982 and manufactures instruments and disposable products utilized in connection with industrial applications and healthcare.  Products include DataTrace data loggers and Torqo torque testers for quality control applications in pharmaceutical, food, and medical device manufacturing; Medical meters used for quality control in dialysis clinics; and Biological Indicators used for quality control of sterilization processes in hospitals and dental offices, along with pharmaceutical and medical device companies.

In this transaction, Apex is selling to Mesa Labs the assets associated with their hydrogen peroxide BI products and services. Following a brief transition period, Mesa will be relocating the Apex business to its newly acquired SGM Biotech division in Bozeman, Montana.

“We are delighted to announce the addition of the Apex line of biological indicators to Mesa’s BI businesses,” said John J. Sullivan, President and CEO of Mesa Labs.  “The Apex hydrogen peroxide BI products complement Mesa Labs’ existing line of biological indicators.  Apex has captured the major share of this market, due to the excellent customer service and performance characteristics of their hydrogen peroxide BI. Now, with the addition of the Apex BI, Mesa will be able to capitalize on the opportunities in this rapidly growing market.”

“I am pleased to find a quality organization like Mesa to continue the Apex BI product line,” said Joseph P. Dalmasso, President of Apex.“  I respect the technical expertise and excellent customer support that resides in Mesa’s organization, and I am confident the many loyal customers Apex developed over the past thirteen years will be well served by Mesa’s staff.”

This news release contains forward-looking statements which involve risks and uncertainties.  The Company’s actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10K for the year ended March 31, 2010 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

CONTACTS:

John J. Sullivan; President-CEO

Steven W. Peterson; V.P. Finance-CFO

Mesa Laboratories, Inc.

(303)  987-8000

www.mesalabs.com

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